Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 25, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bergio International, Inc.

Fairfield, New Jersey

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement Under the Securities Act of 1933, filed by Bergio International, Inc. of our report dated March 26, 2012, relating to the financial statements of Bergio International, Inc., a Delaware Corporation, as of and for the years ending December 31, 2011 and 2010, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan